SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 9, 2002
Commission File No 0-2892

THE DEWEY ELECTRONICS CORPORATION
A New York Corporation

I.R.S. Employer Identification
No. 13-1803974

27 Muller Road
Oakland, New Jersey  07436
(201) 337-4700


Item 5.  Other Events and Regulation FD Disclosure

On December 6, 2002 The Dewey Electronics Corporation (the
"Company") issued the following press release:


OAKLAND, N.J., December 6, 2002 - The Dewey Electronics
Corporation (OTC:DEWY.OB) held its annual stockholders' meeting on December 4, 2002 in Oakland, New Jersey.

Stockholders voted to re-elect the Company's existing
Board Members including Alexander A. Cameron,
Frances D. Dewey, John H.D. Dewey, James M. Link and Nathaniel Roberts.

Dewey Electronics also announced that its Board of Directors (other than Frances Dewey and John Dewey, who did not participate) has unanimously elected John Dewey to the office of President and Chief Executive Officer of the Company. Mr. Dewey had been serving as Acting Chief Executive Officer since June 2002, following the death of Gordon C. Dewey, the Company's founder.

Also, the Company announced that on November 29, 2002 it had made a voluntary principal reduction payment of $500,000 towards its mortgage debt. This reduced its mortgage balance to approximately $425,000.

Mr. Dewey said: "On behalf of the Board of Directors, I would like to thank our shareholders for their support. The Board and management are committed to the future of Dewey Electronics. We continue to seek to strengthen and grow our business and enhance shareholder value. Within our defense segment the Company is following a strategy to expand its capabilities and business in the small portable diesel power generation market. The Board is also engaged in an evaluation of the Company's Hedco snowmaking division and is continuing to actively pursue ways of monetizing the undeveloped real estate owned by the Company, including its sale and/or development."


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DEWEY ELECTRONICS CORPORATION

Date: December 9, 2002

       /s/
Thom A. Velto, Treasurer
Principal Accounting Officer